Exhibit 5.1

June 11, 2026

Lightwave Logic, Inc.

369 Inverness Parkway, Suite 350

Englewood, Colorado 80112

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Nevada counsel for Lightwave Logic, Inc., a Nevada corporation (the “Company”) in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on the date of this letter with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a base prospectus (the “Prospectus”) relating to the proposed offer, issuance and sale, from time to time, pursuant to Rule 415 under the Securities Act, as set forth in the Registration Statement, by the Company of an indeterminate number of securities (the “Securities”) consisting of the Company’s common stock, par value $0.001 per share (“Common Stock”), shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”), warrants (the “Warrants”), and/or units, comprised of any combination of Common Stock, Preferred Stock or Warrants. Capitalized terms used in this letter and not otherwise defined shall have the meanings given to such terms in the Prospectus. The Securities are to be sold from time to time as set forth in the Registration Statement, the Prospectus, and in future supplements to the Prospectus (the “Prospectus Supplements”)

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement and exhibits thereto, the Prospectus, the Company’s amended and restated articles of incorporation, as amended, and the Company’s second amended and restated bylaws, as amended, and the corporate action of the Company that provides for the registration of the Securities, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined; the conformity to authentic original documents of all documents submitted to us as copies; that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Securities issued after the date of this letter; the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; a Prospectus Supplement will have been filed with the Commission describing the Securities offered thereby; the Securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplements; that a definitive purchase, underwriting, subscription, placement agency or similar agreement with respect to any Securities offered under the Registration Statement will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; that any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; with respect to shares of Common Stock or Preferred Stock (or Warrants exercisable for, or Units consisting of Common Stock or Preferred Stock) offered, that there will be sufficient shares of Common Stock or Preferred Stock authorized under the Company’s organizational documents that are not otherwise reserved for issuance; and with respect to any Securities issuable upon exercise of any Warrants, such Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Snell & Wilmer | 5520 Kietzke Lane | Suite 200 | Reno, NV 89511-3041	SWLAW.COM

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. With respect to shares of the Common Stock to be sold by the Company when both: (a) the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the issuance and the terms of the offering of the shares of Common Stock and related matters; and (b) certificates representing such shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting, subscription, placement agency or similar agreement approved by the Board, or upon the exercise of Warrants to purchase Common Stock, upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein or (ii) upon conversion or exercise of any other Securities, in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), then such shares of Common Stock will be validly issued, fully paid and nonassessable.

2. With respect to any particular series of shares of Preferred Stock, when both: (a) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof, and related matters; and (b) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting, subscription, placement agency or similar agreement approved by the Board, or upon the exercise of Warrants to purchase Preferred Stock, upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein or (ii) upon conversion or exercise of any other Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), then the shares of Preferred Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters”. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.